EXHIBIT 10.2
                                  ------------

                                  BILL OF SALE

Each of William E. King, III, M. Phillip Waggoner and Robert A. Gillgrist, in consideration of the payment to it by Project IV, Inc., a Nevada corporation, of $1.00 and other good and valuable consideration, the receipt of which is hereby acknowledged, has transferred and hereby convey(s) to Project IV, Inc. the following asset, to have and to hold the same unto Project IV, Inc., its successors and assigns forever: all existing rights to the Crowfly business plan, as more fully described in that Asset Purchase Agreement by and among Project IV, Inc., William E. King, III, M. Phillip Waggoner and Robert A. Gillgrist dated November _/s/15__, 2002.

Each of William E. King, III, M. Phillip Waggoner and Robert A. Gillgrist hereby warrants and agrees to defend the title to such assets, for the benefit of Project IV, Inc., its successors and assigns, against all persons.

IN WITNESS WHEREOF, each of Project IV, Inc., William E. King, III, M. Phillip Waggoner and Robert A. Gillgrist have signed this Bill of Sale on November _/s/ 15_, 2002, to be effective as of the date hereof.

                                         Project IV, Inc.

                                         By:               /s/ John Gandy
                                            ------------------------------------
                                         Name:             John Gandy
                                              ----------------------------------
                                         Its:              President
                                             -----------------------------------


                                         /s/ William E. King
                                         -----------------------------------
                                         William E. King, III


                                         /s/ M. Phillip Waggoner
                                         -----------------------
                                         M. Phillip Waggoner


                                         /s/ Robert A. Gillgrist
                                         -----------------------
                                         Robert A. Gillgrist

                           ATTACHMENT TO EXHIBIT 10.2




                                  CROWFLY INC.
                           (e-Commerce Models for B2B)
                                  Business Plan
                                   July, 2002









                               CONTACT INFORMATION
                               -------------------

                                    Gene King
                                  843-209-9323

                                  Phil Waggoner
                                  843-812-9772











                            CONFIDENTIALITY STATEMENT
                            -------------------------

          This business plan contains information which is confidential and proprietary and is not to be disseminated directly or indirectly in any form to any person or entity without the prior written consent of Crowfly Inc.

                                TABLE OF CONTENTS
                                -----------------

Introduction                                                                   3
Company/Mission                                                                4
Concept                                                                        5
Market Niche                                                                   7
Marketing                                                                      8
Management/Philosophy                                                         16
Management Team                                                               17
Vision/Mandate                                                                19
Critical Path                                                                 20
Financial Projections - Summary                                               21
Appendix                                                                      22
    Pro Forma Key - terms defined
    Pro Forma - Year 1
    Pro Forma - Year 2
    Pro Forma - Year 3
    Pro Forma - Year 4


                                     NOTICE
                                     ------

Receipt of this document should not be considered an offer or solicitation to buy any securities of the company. Any representation to the contrary is a criminal offense and should be reported directly to the company or one of its representatives.

This business plan contains certain forward looking information about the company, its business and its anticipated future performance. The information contained herein is based on various assumptions made by the principals of the company and may not prove to be correct. Assumptions are inherently subject to uncertainties and contingencies, many of which are beyond the control of the company. Accordingly, there can be no assurance that actual results will meet expectations or will not be materially lower than the results contemplated in this business plan.

                                  INTRODUCTION

This  plan  was  developed  to  introduce  and  explain  the  Crowfly   concept.
Additionally, it is intended to provide a basis for obtaining funding.

The estimated capital requirement to take the business from concept to a positive cash flow will be $1,743,820. The pro forma suggests the company will reach this point in the fifteenth month of operation.

Over time, the company will install e-Commerce models in numerous industry spaces. Management has plans to enter the first expansion industry within eighteen months of initial funding.

Thus, the company seeks total funding in the amount of $3,000,000. At this level of funding, Crowfly will be able to develop the expansion model in concert with the primary effort; and be prepared to install it on a preemptive basis.

The company's plan is hereby submitted for your consideration.

COMPANY/MISSION

Crowfly Inc. will incorporate in the state of South Carolina. It will be headquartered in Charleston.

Its mission is to bring manufacturers and retailers together in a real time electronic marketplace; one that drives distribution efficiencies for the manufacturer and procurement efficiencies for the retailer.

Crowfly is driven to become a market leader. Successful companies find a unique value that they alone can deliver to a chosen market. Market leaders relentlessly drive themselves to deliver extraordinary levels of distinctive value to carefully selected customer groups.

Crowfly will deliver more usable value to more customers and clients, more often, than any of its competitors.

CONCEPT

The company will install, own and manage electronic distribution centers which operate in business to business (b2b) environments.

The Crowfly e-Commerce tool connects the retailer directly (as the "crow flies") to the manufacturers from which it purchases merchandise.

The Crowfly model bypasses the traditional wholesale distributor, and in doing so, it leverages enhanced efficiencies and increased margins throughout the supply chain.

The model is generally suitable for installation in b2b environments where the wholesale distributor is fundamental to the supply chain. Some examples:

     o    Hardware
     o    Office supplies
     o    Sporting goods
     o    Computer software
     o    Cameras and photo supplies
     o    Music and videos
     o    Pet supplies
     o    Health care supplies

     o    Kitchenware
     o    Craft supplies
     o    Convenience store supplies

When a new business space is selected for the installation of a Crowfly e-Commerce model; the company will (under an industry specific structure) seek out a partner company or individual that is intimate with that industry to participate in the development and ongoing management of that business.

The concept will initially be implemented in the hardware industry. The focus will be on independent hardware, paint, home center and lumber yard retail operators. Currently, annual retail volumes in the U. S. for these segments combine to approximately $200 billion.

By definition, Crowfly is an online hardware distribution company that is driven by a selfservice e-Commerce tool which connects the retailer to the manufacturer in real time. To date the principals are not aware of this having been done in an open market configuration.

Crowfly e-Commerce will give retailers an opportunity to buy better and earn more than they are currently able to do. This is possible because the Crowfly model will capture upwards of 40% of the non-product portion of the traditional bricks and mortar hardware distribution model. This translates to a margin enhancement of 15 points.

The model is designed to benefit the manufacturer as well as the retailer. Essentially, it will give manufacturers a direct link to thousands of new retail customers ...customers it will be able to sell and serve more efficiently, more profitably, than it is currently able to do.

Retailers and manufacturers will experience margin enhancements of 8% -10% and 3% - 5% respectively. The financial model suggests this is possible while at the same time delivering a 10% - 15% annual pre-tax profit for the Crowfly enterprise.

Via a PC, the retailer will plan, price and place merchandise orders directly with the manufacturer through the Crowfly e-Commerce link. Once the order has been processed by the manufacturer, delivery will take place via a preferred outsource shipping company. Crowfly will then forward all shipping information to the retailer including carrier, tracking numbers and expected arrival times.

All accounting functions are processed by Crowfly giving both the retailer and the manufacturer a single point of contact for payments, billing, credits and communications. This is all done in a "paperless" fashion via the computer.

MARKET NICHE

Hardware Industry trends, as well as those of the consuming public, have created an environment that becomes more receptive each day for the type of e-Commerce business model described herein. Some the indicators supporting this belief are listed below.

BIG CHAINS PRESSURING MANUFACTURERS. Manufacturers, as well as retailers, have been and continue to be squeezed by "big box" retailers like Home Depot, Wal-Mart and Lowe's. They are pressured to provide smaller orders, more often, and with price concessions based on volume. These concessions are not passed on to the smaller independent retailers. Thus, the retailer struggles to be competitive in the face of already high product costs, labor costs and intense price competition from the big box stores.

POWER SHIFTING FROM THE SELLER TO THE BUYER. It has made it easier for business people to find and do business with competitive vendors and suppliers; and thus, they have begun to go "online" to find alternative supply companies. One reason for the shift is that "switching cost", (the cost associated with changing vendors) has been dramatically reduced. Computer technology and the internet have made it possible for procurement people to search out and acquire new product lines with out ever having a face to face meeting with the new vendor's sales representative.

Buyers are demanding on-line self service because it is so much more convenient and efficient. The growing trend is that more and more the corporate world is responding with various forms of on-line service.

SUPPLY CHANNEL LOADED WITH INEFFICIENCIES. While manufactures have been diligent in trying to take cost out the supply chain, the distributor link has not.
Upwards of 40% of the "cost of goods to the retailer" is attached to the distributor link. Because the traditional distribution model is people and real estate intensive, it is difficult to make the kind of cost cuts necessary to substantially enhance the retailers' position. An IT distribution model that requires literally no real estate, no paper, and only a very few people can affect the margin enhancing cuts today's retailers are struggling to find.

MASS COMMUNICATION IS GIVING WAY TO MASS CUSTOMIZATION. Internet technology has made "one to one" marketing an absolute reality. Users can view merchandise and place orders the way they want, when they want, with better prices than ever before.

E-COMMERCE BUSINESSES RECEIVING SIGNIFICANT BEFITS FROM ONLINE SERVICE. The Aberdeen Research Group reports the following:

     o    An average online "order" costs  $30.00....average  manual orders cost
          $107.00

     o    Internet  "answers"  cost  10-20  cents   ...telephone   answers  cost
          $10.00-$20.00.

     o    B2B product  returns  are reduced  40%-80%.

     o "Annual total" orders online are 20% higher than manual annual total orders.

     o Cross merchandising and up-sells are more effective online than phone, fax or in person.

The bottom line, according to the Aberdeen Group, is that b2b customers are beginning to shift away from companies that do NOT offer self-service systems.


MARKETING

VALUE PROPOSITION

Because Crowfly is driven to maximize efficiency through IT leverage and operational excellence, it will deliver hard-lines merchandise with the best "total price" in the business. Best "total price" has two components, (1) the best deliverable price, and (2) additional service benefits. This value promise is deliverable at both retail manufacturer levels.

REVENUE MODEL

Crowfly revenues will be the result of the efficiencies it delivers over the traditional distribution model. The strategy is to leverage IT efficiencies to transform wholesaler operating expense into revenues. The following identifies the projected sources of revenue. Totals represent 100% of cost to retailer.

In the traditional model, line items processing/paper, sales administration, freight, warehousing and profit margin represent and estimated 37% of the total cost to the retailer.

                          ---------------------        -------------------
                              Traditional                   Crowfly
                              Distribution                e - Commerce
                          ---------------------        -------------------

Cost from mfgr.           63%                          63%
                               -----                        -----
Processing/paper          4%        |                   1%       |
Sales admin.              7%        |                   2%       |
Freight cost              6%        | -37%              4%       | -22%
Warehousing cost          11%       |                    %       |
Profit margin             9%        |                  15%       |
                          ---  -----                   ---  -----
                                                       85%
Captured margin  --------------------------------- >   15%
                                                       ---
                          100%                         100%


They represent 22% of total to retailer in the e-Commerce model. The Crowfly model captures 15 cost points from the traditional model. It is able to achieve this and deliver an additional six points of profit margin.


PRODUCT STRATEGY

Initially, Crowfly will provide an online catalog of merchandise and associated benefits available 24/7 at prices rivaling those here-to-for available only to big box stores.

The online solution will replace expensive, and error prone, orders sheets and replicate existing purchasing software products used by retailers.

It will provide customized part numbers and pricing, simple personal order templates and a defined order entering method. It will deliver real time product availability and order status.

The site will be simple, intuitive to users, and require minimum training.

The Crowfly front-end and back-end will be fully integrated in real time providing inventory data, financial data, and order tracking data to all retailers. It was reported in a white paper prepared by Cambar Software Inc., (April of 2001) that less than 10% of all e-Commerce sites today are fully integrated.

The bottom line; when doing business with Crowfly the retailer will be able to "buy better and earn more" than by dealing with any traditional distribution company.

Initially, the Crowfly site will be scaled to accommodate the following:

     o Order functionality for 5,000 customers ...average wholesaler has 3,800 customers.
     o Catalog inventory of 70,000 SKUs (stock keeping unit) ...average wholesaler offers 58,000 SKUs.
     o    Vendor capacity will be commensurate with the delivery of 70,000 SKUs.

FUNCTIONALITY

Site functionality will be developed in carefully measured steps. What follows here is the "function outline" initially planned for the site. It will undergo continual modification as the concept is moved through the "open for business" phase and into the first year of operation. The objective with regard to "functionality" is to eliminate buyer pain and enhance intuitive usability.

A.   Overview - The Crowfly e-Commerce site will serve three types of users:
     1.   Retailers
     2.   Suppliers
     3.   Administrators

B.   Browser - To include the following:
     1.   General description or overview of site (home page)
     2.   Information about the company (about us)
     3.   Easy access to Crowfly employee or administrator (contact us)

C.   Retailer will:
     1.   Log in as per a user name with a password
     2.   Go to his personal order desk and find:
          a.   Message information about pending order and past order formatting
          b.   Quick links showing how to:
               o  get started (initial sign up detail)
               o  change passwords -view order template alternatives
          c.   View announcement inputs from the company
          d.   Search for information about manufacturer members
          e.   View products currently featured as special offerings
          f.   View context-sensitive help on each page
     3.   Interact with catalog:
          a.   Browse inventory
          b.   Search by UPC, manufacturer, or product category
          c.   Obtain and compare inter-brand pricing detail
          d.   Calculate estimated savings vs. traditional distribution model
     4.   Order entry
          a.   Add products to order
          b.   Place order
          c.   Obtain shipping detail
          d.   Enter purchase order number
          e.   Select, and or change billing address
          f. Edit any of above: product selection, payment detail, billing address, quantity
          g.   Submit order
          h.   View order and potential savings earned
          i.   Add product from order template
          j.   Approve final order
          k.   Print hard copy of order
     5.   Personal order file allows retailer to:
          a.   Conduct search orders previously made (by P.O. number)
          b.   Conduct search of orders by Crowfly order number
          c.   Conduct search of orders by part number
          d.   Get order detail
          e.   Request return
     6.   Company profile - (Not available to all customer employees)
          a.   Address management (address data for all customer locations)
          b. User management (detail regarding all customers approved to place orders)
     7. User profile - (Available to all customer users) allows individuals to make changes to their personal data package

D.   Supplier will:
     1.   Log in or out with supplier ID
          a.   View all quick links
          b.   View all announcements
     2.   Interact with product management function (product status)
          a.   Add product

          b.   Change product status (in, out of stock, special offers, etc.)
          c.   Delete SKUs from offering
     3.   View personal order files
          a.   Did ship
          b.   Did not fully ship
          c.   Returns
          d.   Search by P.O., order number or part number
     4.   Company profile - same as retailer except profile information
     5.   User profile - same as retailer without order templates

Administrator will:
     1.   Log in or out with user ID
     2.   Add announcements
     3.   View and edit all user information
     4.   Catalog management
          a.   Add product
          b.   Delete product
          c.   Edit existing content by


SOFTWARE DEVELOPMENT PROCESS

The principles believe that construction of the Crowfly e-Commerce site can, for the most part, be accomplished by stitching together pieces of existing software which will operate in a seamless fashion.

A "to be determined" amount of vendor time will have to be spent writing and inserting product refinements that have not yet been identified. As these are identified, they will be validated, constructed and implemented.

The principals estimate it will take as little as four to six months to develop software for the Crowfly site ...once funding is in place and the vendor has begun. There are two reasons for this estimate. First, much of the code needed for the Crowfly model currently exists. Second, the software development process requires less time today than it did even a year ago. The speed with which the e-Commerce industry is growing has driven vendors to become more efficient, more timely. ImagoQA, an e-Business software testing and consulting firm, reported recently that the average software development cycle has been compressed from 18 months to 18 weeks.

Crowfly is currently talking with Cambar Software Inc., of Charleston, regarding the development of the required code and hosting accommodations. They are experienced in the design development and implementation of b2b software products for supply chain management. They own the intellectual rights to a model which can be modified with a reasonable amount of time and effort to satisfy the specific needs and deliverables of Crowfly. They are the lead candidate for the package development for several reasons:

     o    Extensive experience in b2b software systems

     o    An interest in developing product for business spaces such as this

     o Located nearby for easy access - Willing to host and manage the site on a long term basis o Offer a development structure that seems to be reasonably priced and timely

The phases of software development are as follows:

1.   Requirements Gathering

     a.   Define total e-Commerce business model for the Hardware Industry
     b. Execute usability study with customers (50-100 retailers): likes, dislikes, concerns
     c. Execute usability study with manufacturers (10-20): likes, dislikes, concerns
     d.   Target list of software vendor candidates

2.   Development
     a.   Design and develop retail web application
     b.   Design and develop supplier web application
     c.   Design and develop administrator web application
     d.   Design and develop back office application

3.   Testing

4.   Implementation
     a.   Load data (suppliers, customers, users)
     b.   Create "help documentation"
     c.   Conduct training for Crowfly employees


TARGETING STRATEGY

Crowfly Inc. has three primary targets. Isolating and obtaining the first target is fundamental to the efficient acquisition of targets two and three. In order of importance these are:

A. DISTRIBUTOR PARTNER - The company will identify and seek the alliance of an existing distributor of hardware products. An alliance of this sort will provide the most efficient path to the marketplace. There are four reasons for this belief.

     1. Knows the business - A distributor's base of knowledge will be invaluable in keeping the Crowfly concept on track and sharply focused.

     2. Has most to lose - As the business begins to shift from the traditional to the e-Commerce model, the distributor stands most vulnerable ...has the most to lose. Conversely, the distributor stands to gain the most if willing to embrace the new model and get in front of the power curve.

     3. Knows manufacturers, knows retailers - The distributor base of business is an existing set of manufacturers and retailers, which is the perfect environment for incubating the Crowfly business model.

     4. Instant sales staff - The distributor's current sales force represents a jumpstart opportunity for selling Crowfly to retailers. These people are in the field every day and are hungry for "good news" to take to the trade.

The best candidate for this role is likely a successful regional distributor who wants continued growth; is somewhat limited by geography and is hesitant to commit the resources necessary to compete on the national level.

B. MANUFACTURERS WITH MERCHANDISE TO SELL - Manufacturers of quality hard-line merchandise. The company will attract manufacturers to the Crowfly concept buy demonstrating the benefits of such a relationship. Initially they are:

     o    Incremental sales

     o    Improved margins

     o    Lower cost of sales

     o    Enhanced order accuracy

     o    Enhanced product exposure

     o    Fewer returns

     o    Catalog maintenance and support

     o    Better communications with retailer

     o    Less big box dependence

     o    Paperless business

     o    Improved market knowledge

C. INDEPENDENT RETAILERS TO BUY - Retailers currently operating hardware stores, home centers, paint stores and lumber yards. The company will attract retailers by demonstrating the benefits they can expect as a result of doing business with
Crowfly:

     o    Better pricing

     o    Easy ordering

     o    Order 24/7 for increased convenience

     o    More accurate orders

     o    Enhanced product selection

     o    Single order point

     o    Paperless business

     o    Built in freight

     o    Personalized order format

     o    Online community

There are 65,000-70,000 independent hardware stores in the country today. The pro forma projects that the company will reach its year four financial objective ($17,216,000 EBITA) if it is able to acquire 3,283 retailers who average $1,000 per week with Crowfly. This number (3,283) represents approximately 5% of total hardware retailer universe

BRAND POSITION

Crowfly is the best buying source for independent retailers who want to enhance competitiveness and operational efficiency.

BRAND NAME AND THEME LINE

The brand name and theme line will be as follows: "Crowfly, Buy Better. Earn More." Crowfly is the working brand name for the hardware package. The required trademark work will be completed when the concept is funded.

It is our intent that the umbrella company will always be Crowfly. However, as the model moves from industry to industry, it will likely be given industry specific brand names. Names that can be attached to the corporate entity set up specifically for a particular industry. For example, the furniture model brand may end up being something like MakersMart.

PRICING STRATEGY

Research conducted in July of 2001 by NewMarket Research Associates among 500 retailers revealed that over 60% of the respondents would seriously consider "switching" to an online supply company for a cost savings of between 1 % and 15(degree)/a. Forty percent said they would be "very interested" in a supply company that allowed them to price more closely with the big chains and just over 50% said they would prefer to work directly with the manufacturer.

The Crowfly pricing strategy will work to exploit these attitudes. A portion of the captured margin (15% vs. traditional model), likely 5%-8% will be used to enhance the retailer margin.

The principals are prepared to assign 2%-4% of the captured margin to the manufacturer. The intent is to insure the notion that the manufacturer will be able increase its customer base without the promulgation of "big box" price concessions.

Another reason to incentivise the manufacturer is that they will be asked to pack and ship smaller orders, more often. A margin allowance in the early stages will offset some of that cost.

ADVERTISING/PROMOTION STRATEGY

There will be three parts to the initial advertising strategy. The objectives of
each  are  described  as  follows:   Attract  a   distributor,   Sell  and  sign
manufacturers, Sell and sign retailers.

A. ATTRACT A DISTRIBUTOR - The company will use "one on one" tactics to attract and form an alliance with the appropriate distributor. Industry contacts and internet research will provide the information needed to identify the best candidates. Meetings will then be set to present and sell the alliance opportunity.

B. SELL AND SIGN MANUFACTURERS - An awareness campaign for the concept and brand will be created and packaged for use in attracting manufacturers. The "factory campaign" will position the brand, as well as to instruct and inform manufacturers regarding all operational aspects of doing business via this new e-Commerce model.

The factory campaign will be implemented via direct mail, e-mail and an "e-sign-up center" website. Distributor partner's procurement people will be incentivised then utilized to present, pitch and sign-up manufacturers to the Crowfly concept. The company will develop a "sell-in process" for use by distributor personnel. Once materials are produced, the distributor personnel will be trained to sell and sign manufacturers.

C. SELL AND SIGN RETAILERS - Public relations, traditional trade advertising, e-mail and the e-sign-up website will be utilized to attract retailers to Crowfly. The "retailer campaign" will position the brand as well as to inform how each can participate in Crowfly. Interested retailers will be directed to the e-sign-up site where they can obtain the necessary information or request contact from a Crowfly sales person.

Distributor sales people will be incentivised to "pitch and sign" retailers as part of their normal calling-on-the-trade process. A "sales process" will be developed specifically for these employees. This program will be created and implemented by the Crowfly principals

RESEARCH AND DEVELOPMENT STRATEGY

The company will keep in constant contact with retailers, manufacturers and out source partners in an effort to continually refine the product. Management will relentlessly strive to deliver more usable value to its customers than any of its competition.

Crowfly's ultimate success is based upon its ability to replicate and implement the fundamental Crowfly e-Commerce model in other industries. An immediate objective will be to develop the process by which these industry selection decisions are made.

There are numerous spin-off products, services, even businesses that will fall out of the original concept. Ongoingly, the recognition and analysis of likely potential levels for each will be a critical part of the R &D effort.

MANAGEMENT PHILOSOPHY

The principals are uniquely qualified to manage this opportunity, and will seek the advice of an outside board of directors to assist in management decisions requiring specialized competence.

The company believes that next to its suppliers and customers, information is its most valuable asset. Hence, information gathering will be a priority of the management team.

The principals believe that an information hungry mind set; and an overall concern for delivering extraordinary value will result in the following benefits:

     o    Highly interested and enthused partners and customers

     o    Maximum productivity and cost efficiency

     o Product quality that continually surprises and delights partners and customers

     o    Maximum profitability for the enterprise, its investors and partners


MANAGEMENT TEAM

PRESIDENT/CEO - WILLIAM E. "GENE" KING III

Gene King is uniquely qualified to lead the Crowfly organization. He built Employee Resource Management, an employee leasing company in Charleston, SC, from $5,000,000 in sales to $53,000,000 and successfully completed the sale of the company. He was the 1994 recipient of Ernst and Young's Entrepreneur of the Year Award for Emerging Companies.

Gene is experienced in areas of operations, marketing, finance, sales process, training, equity packaging, human resources and motivation. He lives by the ideal that, "failure is never an option". He is a natural leader with a special ability to manage, and then focus, diverse talents against a common goal.

Gene was born and raised in Batesburg, SC. He attended the Citadel for two years before having to leave as result of an eye disorder. His first job was working in the casket industry with a company headquartered in Boston. He was given a sales territory in the state of Georgia. Within three months he was the top sales person in the company. He has continued to lead in all his entrepreneurial ventures.

Gene is married to his wife of twelve years, Doris, and has an eleven year old daughter named Bryant. He enjoys family, friends, boating, and singing.

CHIEF FINANCIAL/OPERATING OFFICER - BOB GILLGRIST

Bob spent twenty-five years with Westinghouse before becoming a Vice President of Business Development with Intellisource which is an outsourcing company that specializes in managing back offices for companies. For the last eight years Bob has been an independent management consultant. As such he has worked for clients like Pricewaterhouse Coopers, Shell Oil Company, Mile High Properties and Pitney-Bowes. Bob bring experience in operations, IT, finance, human resource and marketing.

Bob was initially trained at Slippery Rock University where he received a B.S degree in Mathematics. He continued his education sponsored by Westinghouse with graduate level work at the University of Pittsburgh and the University of West Virginia. He attended the Young Executive Management Business School Program at Penn State in preparation for management assignments within Westinghouse. While there he was named to lead an internal consulting team charged with the enhancement of productivity and profitability of business units within the Westinghouse universe.

Bob is married with two grown children. He's a family man who loves basketball. He played on a high school team in Indiana that made the state championship run. He went on to play at the college level. He is an accomplished pianist and organist and he gets to exercise these talents weekly as the organist at his church

CHIEF OFFICER OF BUSINESS DEVELOPMENT - PHIL WAGGONER

Phil spent twenty-five years in the marketing communications business. Prior to coming to South Carolina he was a senior partner at Carmichael Lynch, and advertising agency in Minneapolis, MN. When he began his time at the agency, it had about 30 people and annual billings of about $15,000,000. When he sold his stake in the agency, it had in excess of 200 people and billings approaching $220,000,000. In 2001 Carmichael Lynch was named by Graphis, and international trade magazine, as one of the Ten Best Advertising Agencies in the World.

At the agency, Phil helped build brands for Schwinn (bicycles), Avia (athletic shoes), Mercruiser (sterndrives), Polaris (snowmobiles), Rollerblade, Mack Trucks, Gateway Computers, National Car Rental, Zebco (fishing tackle) and Harley-Davidson. In his role as senior partner he was responsible for corporate strategy development and business development. The experience Phil brings to

Crowfly is in the areas of advertising, public relations, marketing, strategy development and business development.

Phil was raised in a farming community in Northwest Iowa. He played football at a small college in South Dakota for one year then transferred to Iowa State University where he majored in business and marketing. There he met his wife Beverly, to whom he has been married for thirty-three years. They have one son, Brady, who lives and works in Charleston, SC.

VISION

The principals envision turning the Crowfly business model into one that is replicated in numerous b2b spaces. Operational excellence will allow this to happen. We want to become known as an innovative group of people whose interest in helping businesses do business better ...gave rise to an operating model that helped many other businesses, in many other industries, do business better.

MANDATE

The management plans to be ready to implement the Crowfly model in a second industry within 18 months of funding. This will be accomplished by relentlessly pursuing the company's mandate which is as follows:

Create an operationally excellent company and e-Commerce model that continually delight users and partners with the exceptional amounts of distinctive value they deliver.

CRITICAL PATH

Below is a partial list of the tasks required to take the Crowfly concept from the current to being "open for business". Target dates for completion (or start times) are included. Also listed are the names of the officer that will be responsible for each task.

Task                                               Timing         Responsible
----                                               ------         -----------
Funding complete                                   Pre-startup    King
Present to distributor partner candidates          Month 1        Waggoner
Software vendor candidate list                     Month 1        Gillgrist, B
Retailer/Manufacturer software research            Month 1        Gillgrist, B
Marketing/Operations plans approved                Month 1        Waggoner/Gillgrist, B.
Sales materials produced (mfgr. /retailer)         Month 1        Waggoner
Financial ops. plan approved                       Month 1        Gillgrist, T.
Legal complete                                     Month 1        Gillgrist, T.
Software vendor begins                             Month 2        Gillgrist, B.
Info/signup sites up                               Month 2        Gillgrist, B.
Operational alliances set                          Month 3        King/Gillgrist, B. & T.
Selling manufacturers/retailers (by team)          Month 1-3      King/Waggoner
Code completed                                     Month 3        Gillgrist, B. & T.
Distributor partner signed                         Month 3        King/Gillgrist, T.
Software tested                                    Month 4        Gillgrist, B.
Distributor personnel training                     Month 5        King/Waggoner
Field sales campaign running                       Month 5        Waggoner/King
Basic site up and manned                           Month 6        Gillgrist, B.
Beta test complete                                 Month 6        Gillgrist, B
Vendors in (first 50-75)                           Month 6        King/Waggoner
eStore open for business                           Month 8        King


The partners view this list is a reasonable beginning. It is likely to double, even triple, in size as start up work begins and momentum builds.

                         FINANCIAL PROJECTIONS - SUMMARY

Based on the projections summarized below, the principals are confident that, the Crowfly business model will achieve positive cash flow after fifteen months of operation. This assumes an initial funding investment of $1,743,820.

                                              Year 1            Year 2            Year 3            Year 4
                                          -------------      ------------      ------------     -------------
Total Sales                               $   1,380,000      $ 17,970,000      $ 70,425,000     $ 136,800,000
Cost of Good Sold                             1,173,000        15,274,500        59,861,250       116.280,000
                                          -------------      ------------      ------------     -------------
Gross Margin                                    207,000         2,695,500        10,563,750        20,520,000

Total Expense                                 1,837,780         1,896,220         2,846,550         3,304,800
                                          -------------      ------------      ------------     -------------

EBITA                                     $ (1,630,780)      $    799,280      $  7,717,200     $  17,215,200

EBITA (% of sales)                                 118%                4%               11%               13%

Funding Required                          $   1,630,780      $    113,040                 0                 0


Positive cash flow will be achieved prior to the end of year two. EBITA of $7,717,200 at 11 % of annual sales is projected in year three. This will grow to $17,215,200 in year four. It will represent approximately 13% of gross sales. The year four objective is accomplished having less than 1 % penetration of the Hardware category which has annual retail sales of approximately $200 billion.

                                    APPENDIX

                      PRO FORMA KEY - DETAILED EXPLANATION
                      ------------------------------------

Below is an explanation key for the Pro Forma diagrams that follow. It is intended to provide the definitions needed to clearly understand the charts.

--------------------------------------------------------------------------------
Hardware Stores                      Sales from Hardware Stores
--------------------------------------------------------------------------------
Home Centers                         Sales from Home Centers
--------------------------------------------------------------------------------
Lumberyards                          Sales from Lumberyards
--------------------------------------------------------------------------------
Paint & Sundries Dealers             Sales from Paint & Sundries Dealers
--------------------------------------------------------------------------------
Cost of Goods                        Includes total cost of goods purchased by
                                     the company projected @ 85% of total
                                     sales
--------------------------------------------------------------------------------
Gross Margin                         Total Sales minus the Cost of Goods sold
--------------------------------------------------------------------------------
Infrastructure                       The Infrastructure cost will be outsourced
                                     and consists of the following:
                                     o    Office Space
                                     o    Furniture, phones, internet, copy
                                          machines, fax & computers
                                     o    Helpdesk support
                                     o    Dedicated application server
                                     o    Network monitoring & management
                                          services
                                     o    Appropriate bandwidth
--------------------------------------------------------------------------------
Marketing / Sales Materials          Includes marketing & sales collateral
                                     materials including design and distribution
--------------------------------------------------------------------------------
Advertising                          Includes design, development &
                                     implementation of advertising/promotion
                                     campaign
--------------------------------------------------------------------------------
Data Acquisition                     Includes design, development &
                                     implementation of product digital images
                                     including product specifications
--------------------------------------------------------------------------------
Legal                                Includes all legal documentation including
                                     contracts, agreements & corporate
                                     requirements
--------------------------------------------------------------------------------
Travel                               Includes all company travel
--------------------------------------------------------------------------------
Misc.                                Includes insurance requirements, bank
                                     fees, licenses & equipment rentals
--------------------------------------------------------------------------------
Management Team                      Total salary costs including payroll taxes
                                     & benefits
--------------------------------------------------------------------------------
Software Development &               Includes the design, development & Beta
Maintenance                          testin of the e-commerce business model
--------------------------------------------------------------------------------
Software Support                     Includes ongoing additions, changes &
                                     maintenance of the e-commerce business
                                     model program and website
--------------------------------------------------------------------------------
Hardware Liaison                     Includes hardware additions, changes &
                                     maintenance required for the e-commerce
                                     business model program and website

--------------------------------------------------------------------------------
Technical Liaison                    Includes all technical support associated
                                     with the e-commerce business model
                                     program and website
--------------------------------------------------------------------------------
Special                              Startup Costs Includes initial one
                                     time costs and cost over runs during
                                     the 1st year of operations due to
                                     startup related issues
--------------------------------------------------------------------------------
Bad Debt Costs                       Includes bad debt costs experienced from
                                     our customers .5% of total sales
--------------------------------------------------------------------------------
EDI Costs                            Includes all electronic data transmitting
                                     .1 % of total sales
--------------------------------------------------------------------------------
Reserves                             Includes costs not anticipated at this time
--------------------------------------------------------------------------------
Cumulative Cash Flow b Year          Funding requirements b ear
--------------------------------------------------------------------------------
EBITA                                Earnings before interest & taxes
--------------------------------------------------------------------------------


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